EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156038, 333-140589, 333-137683, 333-121588, 333-62096, and 333-65201 on Form S-8 of our report dated September 29, 2017 relating to the consolidated financial statements of bebe stores, inc. and subsidiaries (the “ Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of bebe stores, inc. for the fiscal year ended July 1, 2017.
/s/ DELOITTE & TOUCHE LLP

San Francisco, California
September 29, 2017